Yoshitomo Nara (b. 1959)



By year end 2023 his paintings reached their highest average price to date, averaging over $2 million for the first time in his career.

INVESTMENT THESIS

Initial Offering Price
$999,000

Offering Circular
sec.gov

Similar Sales | Record Price



$1.2m
$1.0m
$0.8m
$0.6m
$0.4m
$0.2m
$0.0m
02
05
08
11
14
17
20
23

Price Appreciation of Similar Works
19.7%

Sharpe Ratio (2003-2023)	watch video
Yoshitomo Nara	▲1.55
All Art	0.42
S&P 500	0.60

41% Progress

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Yoshitomo Nara

(b. 1959)

Why we like this offering

1. The Artwork is a small-scale canvas painting of Yoshitomo Nara's iconic recurring puppy motif, a subject through which he explores themes of loneliness, memory, nostalgia, and childhood.
2. Auction records for artworks similar in period, scale, and subject are led by *Drumming with Bones* (2000), which sold for a hammer price of $999,465 at iART Co, Ltd, in Tokyo in February 2022, and *KAMEHAME-HA* (2004), which sold for $1,126,676 at Christie's in May 2023.
3. A large-scale sculpture of the same dog motif sold for $2,177,655 (TWD 64,160,000) at Ravenel in Taipei on July 19, 2020, affirming the subject's significance in Yoshitomo Nara's oeuvre.
4. From December 1989 to June 2023, Nara has the 2nd highest Sharpe Ratio of any artist we own at 1.55.
5. Between June 2022 and July 2023 Nara's turnover totaled over $97M, placing him 2nd among all contemporary artists, only behind Jean-Michel Basquiat.
6. Yoshitomo Nara's puppy features in his paintings, sculptures, and as the subject of the artist's first illustrated children's book, The Lonesome Puppy. He imparts feelings of loneliness on his subject to process how he felt as a "latchkey kid" often left to play alone with only his imagination for company in a remote town during post-Pacific War era Japan. In this way, the dog became an alter-ego for the artist to express himself.
7. The Artwork is a vertically oriented portrait of a long white dog floating against a thin wash of navy paint. Yoshitomo Nara orients the dog downwards at a diagonal so his head is disproportionately larger than his back legs, which creates a sense of depth despite the ambiguous, groundless background. The dog boasts a round red nose at the end of his snout and a green collar around his neck. He stands on all fours but closes his eyes as if to sleep, oblivious to the viewer.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2022 Total Auction Sales	2022 Auction Lots Sold	All Time Record Price
$70,561,450	135	$21,590,000



Turnover by Year
85.7M
64.3M
42.8M
21.4M
11
12
13
14
15
16
17
18
19
20
21
22



Lots Auctioned
Sold
Unsold
167
125.25
83.5
41.75
11
12
13
14
15
16
17
18
19
20
21
22

Initial Offering Price	**$999,000**
Offering Circular	sec.gov/edgar

Painting





About Yoshitomo Nara

Yoshitomo Nara (b. 1959, Hiroski, Japan) is one of the most beloved and recognizable Japanese artists working today. Nuanced depictions of children, in a myriad of emotional states, represent the most consistent motif within Nara's oeuvre, and he is best known for the kowa kawaii (or "creepy-cute") aesthetic.

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YOSHITOMO NARA

b. 1959, JAPAN



$999,000
INITIAL OFFERING

19.7% HISTORICAL APPRECIATION OF SIMILAR WORKS[1,2]	▲1.55 SHARPE RATIO[3]
36.5% ANNUAL GROWTH OF RECORD PRICE[4]	20.0% MEDIAN REPEAT SALE PAIR APPRECIATION[5]

Acrylic on canvas | 24 × 18 in.

Yoshitomo Nara (b. 1959, Hiroski, Japan) is one of the most beloved and recognizable Japanese artists working today.

The Artwork is a small-scale canvas painting of Yoshitomo Nara's iconic recurring puppy motif, a subject through which he explores themes of loneliness, memory, nostalgia, and childhood. Yoshitomo Nara's puppy motif is a long, floppy-eared white dog with a round, bright red nose, and closed eyes. The puppy is usually depicted alone, without an owner, and with a melancholic, submissive, or sleeping expression. Yoshitomo Nara's puppy features in his paintings, sculptures, and as the subject of the artist's first illustrated children's book, The Lonesome Puppy. He imparts feelings of loneliness on his subject to process how he felt as a "latchkey kid" often left to play alone with only his imagination for company in a remote town during post-Pacific War era Japan. In this way, the dog became an alter-ego for the artist to express himself. A large-scale sculpture of the same dog motif sold for $2,177,655 (TWD 64,160,000) at Ravenel in Taipei on July 19, 2020, affirming the subject's significance in Yoshitomo Nara's oeuvre. The Artwork is a vertically oriented portrait of a long white dog floating against a thin wash of navy paint. Yoshitomo Nara orients the dog downwards at a diagonal so his head is disproportionately larger than his back legs, which creates a sense of depth despite the ambiguous, groundless background. The dog boasts a round red nose at the end of his snout and a green collar around his neck. He stands on all fours but closes his eyes as if to sleep, oblivious to the viewer. Auction records for artworks similar in period, scale, and subject are led by Drumming with Bones (2000), which sold for a hammer price of $999,465 (JPY 115,000,000) at iART Co, Ltd, in Tokyo on February 19, 2022, KAMEHAME-HA (2004), which sold for $1,126,676 (HKD 8,820,000) at Christie's Hong Kong on May 29, 2023, and Dog in Boy (1995), which sold for $802,200 (HKD 6,250,000) at Christie's Hong Kong on December 2, 2021. The Artwork previously sold at Christie's Hong Kong on May 26, 2019, for $612,161 (HKD 4,805,000).

Yoshitomo Nara is represented by Pace and Blum & Poe. In 2017, the Toyota Municipal Museum of Art in Japan organized a retrospective for Nara, and in 2021, the Los Angeles County Museum of Art held another retrospective for the artist. His artwork has been exhibited at the Museum of Modern Art in New York, the Museum of Contemporary Art in Chicago, the Hirshhorn Museum and Sculpture Garden in Washington, DC, the Museum of Contemporary Art Australia in Sydney, the Toyota Municipal Museum of Art, the Asia Society Hong Kong Center, and the Dallas Contemporary, among many other prestigious institutions. Nara's works are also permanently held in numerous public collections around the world, including the British Museum in London, the Art Institute of Chicago, Centre National des Arts Plastiques in Paris, the Hara Museum of Contemporary Art in Tokyo, the Leeum, Samsung Museum of Art in Seoul, the Long Museum in Shanghai, the Museum of Contemporary Art in Los Angeles, the Museum of Fine Arts in Boston, the Museum of Modern Art in New York, the Rubell Family Collection in New York and Miami, and the San Francisco Museum of Modern Art, among many others. Auction records for paintings by Nara are led by Knife Behind Back (2000), which sold for $24,949,674 (HKD 195,696,000) at Sotheby's Hong Kong on October 6, 2019, Missing in Action (2000), which sold for $15,944,441 (HKD 123,725,000) at Phillips and Poly Hong Kong on June 8, 2021, and Nice to See You Again (1996), which sold for $15,430,800 at Sotheby's New York on November 18, 2021.

AUCTION RECORDS FOR PAINTINGS BY NARA ARE LED BY KNIFE BEHIND BACK (2000), WHICH SOLD FOR $24,949,674 (HKD 195,696,000) AT SOTHEBY'S HONG KONG ON OCTOBER 6, 2019, MISSING IN ACTION (2000), WHICH SOLD FOR $15,944,441 (HKD 123,725,000) AT PHILLIPS AND POLY HONG KONG ON JUNE 8, 2021, AND NICE TO SEE YOU AGAIN (1996), WHICH SOLD FOR $15,430,800 AT SOTHEBY'S NEW YORK ON NOVEMBER 18, 2021.

AUCTION RESULTS FOR SIMILAR WORKS[4,5]


$45,000
$69,473
$134,500
$236,992
$442,949
$612,160
$802,200
$1,149,385
$1,126,676
5/13/2004
7/1/2008
11/14/2012
4/5/2013
9/30/2017
5/26/2019
12/2/2021
2/19/2022
5/29/2023
Implied Historical Growth

Yoshitomo Nara (b. December 5, 1959, Aomori, Japan) is a Japanese painter, sculptor, and printmaker internationally recognized as a leading figure in the Superflat movement. In 1987, Nara received his Master of Fine Arts from Aichi University of the Arts in Aichi Prefecture, Japan, and in 1988, he continued his art education at Kunstakademie in Düsseldorf, Germany, until 1993. The artist developed his signature wide-eyed, childlike portrait painting style, which synthesizes his Japanese and Western pop culture influences of manga, anime, music, cartoons, and childhood memories. His unique approach to figuration stems from an introspective goal of self-representation in his art. After his studies, Nara moved to Cologne for the remainder of the decade and exhibited his work across Europe, the United States, and Asia. In 2000, he returned to Japan and held his seminal solo exhibition, DON'T MIND, IF YOU FORGET ME, at the Yokohama Museum of Art, which demonstrated the artist's multidisciplinary practice. Nara's collaboration with the design collective graf on the exhibition's installation led to numerous other collaborations, such as the site-specific installation of a house made from scrap materials, Yoshitomo Nara + graf: Torre de Málaga (2007), at the Centro de Arte Contemporáneo de Málaga in Spain. After the Great East Japan Earthquake and Tsunami of 2011, Nara's attention turned inward to meditate on themes of temporality, impermanence, and isolation. The resulting portraits feature softer, subdued palettes and mysterious, introspective expressions. Nara continues to live and work in Japan.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past artwork pricing trends are not indicative of future pricing trends.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Yoshitomo Nara with the following criteria: canvas paintings executed from 1995 to 2005 that measure between 10 inches by 10 inches and 40 inches by 40 inches and depict single dogs, excluding examples with text incorporated as a central element. Where the price with buyer's premium was not listed, it was calculated based on the auction house's terms and conditions. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 19.7% CAGR implied from selected sales occurring from May 13, 2004, to May 29, 2023.

3. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Yoshitomo Nara has a risk-adjusted appreciation of 1.55. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

4. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Yoshitomo Nara have a record price compound annual growth rate ("CAGR") of 36.5% from May 15, 2002 to June 30, 2023. This calculation is based on (i) a record price of $30,000 on May 15, 2002, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $21,673,640, the most recent record price as of June 30, 2023, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

5. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Yoshitomo Nara is 20.0%, which is based on 58 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Yoshitomo Nara was September 23, 2003 and ending on the last date a repeat sale occurred for such artist, which in the case of Yoshitomo Nara was May 29, 2023. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

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